Exhibit 99.1

Cognex Reports Record Net Income and Earnings Per Share from Continuing Operations

NATICK, Mass.--(BUSINESS WIRE)--October 31, 2016--Cognex Corporation (NASDAQ: CGNX) today announced its financial results for the third quarter of 2016. In Table 1 below, selected financial data for the quarter and nine months ended October 2, 2016 is compared to the second quarter of 2016, the third quarter of 2015 and the first nine months of 2015. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1*

	Revenue	Net Income from Continuing Operations	Net Income from Continuing Operations per Diluted Share
Quarterly Comparisons
Current quarter: Q3-16	$147,952,000	$53,675,000	$0.61
Prior year’s quarter: Q3-15	$107,587,000	$25,822,000	$0.29
Change from Q3-15 to Q3-16	38%	108%	110%
Prior quarter: Q2-16	$147,274,000	$43,014,000	$0.50
Change from Q2-16 to Q3-16	0%	25%	22%
Year-to-Date Comparisons
Nine months ended Oct. 2, 2016	$391,431,000	$111,574,000	$1.29
Nine months ended Oct. 4, 2015	$352,789,000	$88,810,000	$1.00
Change from first nine months of 2015 to first nine months of 2016	11%	26%	29%

*Table 1 excludes the results of discontinued operations, which relate to the company’s Surface Inspection Systems Division (SISD) that was sold on July 6, 2015.

“What an outstanding quarter!” exclaimed Dr. Robert J. Shillman, Chairman of Cognex. “We reported the highest net income and earnings per share from continuing operations for any quarter in our company’s 35-year history. Our substantial profit was due to both the strong revenue and gross margin that we reported for the quarter and a lower effective tax rate.”

“Our third quarter performance was impressive,” said Robert J. Willett, Chief Executive Officer of Cognex. “Revenue grew significantly year-on-year as large opportunities drove growth well above our 20% long-term target for factory automation. Operating margin expanded to 37% compared to 26% in the third quarter a year ago, reflecting the substantial leverage that incremental revenue has on our profitability. And, earnings per share were significantly higher than consensus expectations even when you exclude the $0.07 per share tax benefit from stock option exercises that we recognized during the quarter. We are pleased to see our hard work deliver such great results.”

Details of the Quarter

Statement of Operations Highlights – Third Quarter of 2016

  Revenue for Q3 2016 increased 38% from Q3 2015 and was essentially flat with Q2 2016. A notable contributor to growth year-on-year was large orders from the consumer electronics industry. Growth also came from other industries, including automotive. On a sequential basis, although revenue grew less than 1%, that was better than expected given the seasonal softness that Cognex typically experiences during the summer months.
  Gross margin was 78% for Q3 2016 compared to 76% for both Q3 2015 and Q2 2016. Gross margin increased both year-on-year and sequentially due to a revenue mix towards higher margin products.
  Research, Development & Engineering (RD&E) expenses increased 10% from Q3 2015 and decreased 5% from Q2 2016. RD&E increased year-on-year due to a higher bonus accrual resulting from the company’s strong results. RD&E decreased on a sequential basis due to lower employee-related costs.
  Selling, General & Administrative (SG&A) expenses increased 17% from Q3 2015 and decreased 2% from Q2 2016. SG&A increased year-on-year due to a higher bonus accrual, higher commissions, investments in the sales organization and spending on sales demonstration equipment related to new product introductions. SG&A decreased on a sequential basis due to lower employee-related costs and the timing of marketing initiatives.
  Investment and other income was $2,421,000 in Q3 2016, $818,000 in Q3 2015 and $1,669,000 in Q2 2016. The increase both year-on-year and sequentially was due to a higher average invested balance, an investment gain and higher other income.
  The effective tax rate was 5% in Q3 2016, 12% in Q3 2015, and 17% in Q2 2016. Excluding discrete tax items, the rate was approximately 18% in all periods presented (tax adjustments are summarized in Exhibit 2). Notably, Q3 2016 included a discrete tax benefit of $6 million ($0.07 per share) related to employee stock options exercised during the quarter. Prior to Cognex’s adoption in Q1 2016 of a new accounting standard related to share-based compensation, similar tax benefits were recorded as additional paid-in capital in shareholders' equity on the balance sheet rather than on the income statement.

Balance Sheet Highlights – October 2, 2016

  Cognex’s financial position as of October 2, 2016, was very strong, with $705.5 million in cash and investments and no debt. During Q3 2016, Cognex paid out $6.4 million in dividends to shareholders and spent $10.2 million to repurchase 205,900 shares of its common stock at an average price of $49.65 per share. Cognex intends to continue to repurchase shares of its common stock in Q4 2016, subject to market conditions and other relevant factors.
  Accounts receivable and unbilled revenue increased by $49.3 million from the end of 2015 due to the substantial revenue recognized by Cognex in Q2 and Q3 of 2016. A majority of the increase is expected to be collected by the end of the year.
  Inventories decreased by $10.1 million, or 27%, from the end of 2015 as a result of the substantial revenue recognized in the first nine months of 2016.

Financial Outlook – Q4 2016

  Revenue for Q4 2016 is expected to be between $115 million and $118 million. While this range represents a decline from both Q2 and Q3 of 2016 due to large customer deployments in those prior periods that are not expected to repeat in Q4, it represents an increase of between 18% and 21% year-on-year.
  Gross margin is expected to be in the mid-to-high 70% range.
  Operating expenses are expected to be essentially flat on a sequential basis.
  The effective tax rate is expected to be 18% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income and net income from continuing operations (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, or as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. ET today and will run continuously until 11:59 p.m. ET on Thursday, November 3, 2016. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1677128.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1 million vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates, the timing of recognition of revenue and collection of receivables, expected areas of growth, research and development activities, product mix, future stock repurchases, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the inability to achieve significant international revenue; (6) fluctuations in foreign currency exchange rates and the use of derivative instruments; (7) information security breaches or business system disruptions; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; and (20) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2015. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended			Nine-months Ended
	October 2, 2016	July 3, 2016	October 4, 2015	October 2, 2016	October 4, 2015

Revenue	$147,952	$147,274	$107,587	$391,431	$352,789
Cost of revenue (1)	32,749	35,213	26,319	88,930	79,171
Gross margin	115,203	112,061	81,268	302,501	273,618
Percentage of revenue	78%	76%	76%	77%	78%
Research, development, and engineering expenses (1)	18,603	19,671	16,977	58,829	52,265
Percentage of revenue	13%	13%	16%	15%	15%
Selling, general, and administrative expenses (1)	42,072	42,715	35,806	123,125	118,980
Percentage of revenue	28%	29%	33%	31%	34%
Operating income	54,528	49,675	28,485	120,547	102,373
Percentage of revenue	37%	34%	26%	31%	29%
Foreign currency gain (loss)	(607)	330	(40)	(377)	580
Investment and other income	2,421	1,669	818	5,434	2,260
Income from continuing operations before income tax expense	56,342	51,674	29,263	125,604	105,213
Income tax expense on continuing operations	2,667	8,660	3,441	14,030	16,403
Net income from continuing operations	53,675	43,014	25,822	111,574	88,810
Percentage of revenue	36%	29%	24%	29%	25%
Net income (loss) from discontinued operations (1)	—	(255)	78,290	(255)	79,518
Net income	$53,675	$42,759	$104,112	$111,319	$168,328

Basic earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.63	$0.51	$0.30	$1.31	$1.02
Net income from discontinued operations	—	(0.01)	0.91	—	0.92
Net income	$0.63	$0.50	$1.21	$1.31	$1.94

Diluted earnings per weighted-average common and common-equivalent share:
Net income from continuing operations	$0.61	$0.50	$0.29	$1.29	$1.00
Net income from discontinued operations	—	(0.01)	0.90	(0.01)	0.90
Net income	$0.61	$0.49	$1.19	$1.28	$1.90

Weighted-average common and common-equivalent shares outstanding:
Basic	85,460	85,107	86,303	85,167	86,756
Diluted	87,346	86,806	87,776	86,805	88,559

Cash dividends per common share	$0.075	$0.075	$0.07	$0.22	$0.14
Cash and investments per common share	$8.23	$7.72	$6.99	$8.23	$6.99
Book value per common share	$11.02	$10.42	$9.58	$11.02	$9.58

(1) Amounts include stock option expense, as follows:
Cost of revenue	$273	$229	$351	$795	$1,167
Research, development, and engineering	1,366	1,397	1,130	4,942	4,097
Selling, general, and administrative	2,983	2,831	2,906	10,146	10,273
Discontinued operations	—	—	1,106	—	1,533
Total stock option expense	$4,622	$4,457	$5,493	$15,883	$17,070

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands

	Three-months Ended			Nine-months Ended
	October 2, 2016	July 3, 2016	October 4, 2015	October 2, 2016	October 4, 2015
Adjustment for stock option expense
Operating income (GAAP)	$54,528	$49,675	$28,485	$120,547	$102,373
Stock option expense related to continuing operations	4,622	4,457	4,387	15,883	15,537
Operating income (Non-GAAP)	$59,150	$54,132	$32,872	$136,430	$117,910
Percentage of revenue (Non-GAAP)	40%	37%	31%	35%	33%

Net income from continuing operations (GAAP)	$53,675	$43,014	$25,822	$111,574	$88,810
Stock options expense related to continuing operations	4,622	4,457	4,387	15,883	15,537
Tax effect on stock options	(1,520)	(1,459)	(1,474)	(5,207)	(5,218)
Net income from continuing operations (Non-GAAP)	$56,777	$46,012	$28,735	$122,250	$99,129
Percentage of revenue (Non-GAAP)	38%	31%	27%	31%	28%

Exclusion of tax adjustments
Income from continuing operations before income tax expense (GAAP)	$56,342	$51,674	$29,263	$125,604	$105,213

Income tax expense (GAAP)	$2,667	$8,660	$3,441	$14,030	$16,403
Effective tax rate (GAAP)	5%	17%	12%	11%	15%

Tax adjustments:
Discrete tax benefit related to employee stock option exercises	(6,038)	(745)	—	(7,246)	—
Other discrete tax events	(1,436)	104	(1,604)	(1,332)	(2,015)
Income tax expense excluding tax adjustments (Non-GAAP)	$10,141	$9,301	$5,045	$22,608	$18,418
Effective tax rate (Non-GAAP)	18%	18%	17%	18%	18%

Net income from continuing operations excluding tax adjustments (Non-GAAP)	$46,201	$42,373	$24,218	$102,996	$86,795
Percentage of revenue (Non-GAAP)	31%	29%	23%	26%	25%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
Dollars in thousands

	October 2, 2016	December 31, 2015
Assets
Cash and investments	$705,450	$621,531
Accounts receivable	82,068	42,846
Unbilled revenue	10,090	24
Inventories	27,226	37,334
Property, plant, and equipment	55,730	53,285
Goodwill and intangible assets	87,547	87,763
Other assets	51,976	44,973

Total assets	$1,020,087	$887,756

Liabilities and Shareholders' Equity
Accounts payable and accrued liabilities	$52,699	$41,132
Deferred revenue and customer deposits	15,905	11,571
Income taxes	5,920	6,134
Other liabilities	1,615	3,252
Shareholders' equity	943,948	825,667

Total liabilities and shareholders' equity	$1,020,087	$887,756

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended			Nine-months Ended
	October 2, 2016	July 3, 2016	October 4, 2015	October 2, 2016	October 4, 2015

Revenue	$147,952	$147,274	$107,587	$391,431	$352,789

Revenue by geography:
Europe	50%	48%	41%	46%	47%
Americas	25%	28%	32%	29%	29%
Greater China	13%	13%	14%	13%	12%
Other Asia	12%	11%	13%	12%	12%
Total	100%	100%	100%	100%	100%

Revenue by market:
Factory automation	96%	96%	95%	95%	95%
Semiconductor and electronics capital equipment	4%	4%	5%	5%	5%
Total	100%	100%	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com